Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-153207 on Form S-3 and Registration Statement Nos. 333-150067 and 333-185350 on Form S-8 of our report dated March 26, 2014, relating to the consolidated financial statements of Magnus Pacific Corporation and Affiliates, appearing in this Current Report on Form 8-K/A of Great Lakes Dredge & Dock Corporation.

/s/ Gallina LLP

Rancho Cordova, California

January 20, 2015